POWER OF ATTORNEY




     KNOW ALL MEN BY THE PRESENTS, that the undersigned, Dennis H. Langer, hereby nominates, constitutes and appoints William J. Thomas, Esq. or, in the alternative, Donald L. Novajosky, Esq., each of Cytogen Corporation, 650 College Road East, Suite 3100, Princeton NJ 08540-5308, as my true and lawful attorney-in-fact, with the power of substitution, and with full power unto each such person, in any and all capacities: (i) to apply for Edgar access codes on my behalf prior to the commencement of service as a member of Cytogen's Board of Directors; and (ii) to prepare, execute, acknowledge, deliver and file for me in my name, in my capacity as a director or other person (each a "Reporting
Person") required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, (the "Act") of Cytogen Corporation, and with the same force and effect as if I had performed such acts, any and all Forms 3, 4 and 5 (including amendments thereto) (collectively, the "Section 16 Forms") required to be filed with the Securities and Exchange Commission pursuant to the Act in connection with my beneficial ownership of securities of Cytogen Corporation. I hereby ratify and confirm all actions that said attorneys, or their substitutes may do or cause to be done by virtue hereof. If the undersigned does become a member of Cytogen's Board of Directors for any reason, on or prior to June 14, 2005, this Power of Attorney shall expire as of that date and be of no further force and effect. I hereby acknowledge and agree that this Power of Attorney does not in any way constitute an offer or guarantee of employment with Cytogen Corporation or continued membership on Cytogen's Board of Directors.

     I hereby agree that the attorneys-in-fact herein may rely entirely on information furnished orally or in writing by me to such attorneys-in-fact. I also agree to indemnify and hold harmless Cytogen Corporation and the attorneys-in-fact against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by me to the attorneys-in-fact for purposes of executing, acknowledging, delivering or filing any Section 16 Reports and agree to reimburse Cytogen Corporation and the attorneys-in-fact herein for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action. I hereby acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request are not assuming any of my responsibilities to comply with Section 16 of the Act or the Section 16(a) Rules or any of my liabilities with respect to the contents of any Section 16 Forms executed and filed by said attorneys-in-fact pursuant hereto on my behalf.

     The rights, powers, and authority of said attorney-in-fact herein granted shall commence and be in full force and effect as of June 14, 2005 and such rights, powers, and authority shall remain in full force and effect thereafter for so long as I am Reporting Person of Cytogen Corporation, and for such time thereafter as may be necessary to file any such requisite reports.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this 14th day of June 2005.



/s/ Kelly Scott                               /s/ Dennis H. Langer
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Witness                                       Dennis H. Langer